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                                     NEWS

                                                     For additional information:
                                                     Jeffrey A. Stoops
                                                     Chief Financial Officer
                                                     (561) 995-7670

                             FOR IMMEDIATE RELEASE

         SBA COMMUNICATIONS CORPORATION INCREASES TOWER PORTFOLIO 24%
                   IN THIRD QUARTER; APPROACHES 1,000 TOWERS

BOCA RATON, FLORIDA, October 12, 1999 (NASDAQ: SBAC) - SBA Communications Corporation ("SBA") reported that in the third quarter it increased its tower portfolio by 186 towers, or 24%, to 956 total towers. The number of towers added was a record for the company, its second successive quarterly record for towers added. Of the 186 towers added in the third quarter, 108 were newly-built and 78 were acquisitions of existing towers. Included in the 78 towers acquired were 53 towers acquired from Horizon Telecom on September 30, 1999. The 78 towers were acquired at an aggregate price of $27.5 million, representing a 15.6 times multiple of current tower cash flow.

At September 30, 1999, SBA was involved in projects for over 700 new tower builds throughout the nation and had agreements to acquire 63 additional existing towers in 14 separate transactions for an aggregate purchase price of $19.1 million, representing a 13.1 times multiple of current tower cash flow. These acquisitions are anticipated to close within the next six months.

"We are very pleased with our continued growth and the successful execution of our business plan," commented Steven E. Bernstein, Chairman and Chief Executive Officer of SBA. "I am very confident that we will reach our goal of owning over 1,000 towers by the end of the year. Among the many important events for us in the third quarter, two stand out in particular: Horizon and Hurricane Floyd. We finalized our relationship with Horizon PCS and closed on the acquisition of their towers. We have begun work on Horizon's network development as its exclusive services provider. Territories in which the services will be provided include West Virginia, Ohio, Tennessee, and, potentially, certain other markets."

"With respect to Hurricane Floyd, it is difficult to find any bright spots with a natural disaster that claimed so many lives and caused so much property damage. Our operations were challenged by the storm. Many new tower builds which were scheduled to be completed in the Carolinas in
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the third quarter were delayed due to flooding and the need to divert crews to service and maintain the many towers we own in that area. I am pleased to say that none of our towers failed, and those towers are currently playing critical roles in the recovery efforts where wireless communications was or still is the only means of communication. In advance of Hurricane Floyd making landfall, we moved our entire network operations center from Boca Raton to Atlanta and through that exercise successfully tested and demonstrated our ability to monitor and control our tower system under a variety of adverse conditions and from a variety of locations. We owe a special thanks to our employees, many of whom have worked almost around the clock since the storm hit to maintain and service our existing assets and ongoing projects, as well as assist in community recovery efforts. While we hope to never experience a storm like that again, we are confident that our assets and operations will survive the challenge."

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA's primary focus is the construction of new towers and acquisition of existing towers for its own account. Since it was founded in 1989, SBA has participated in the development of over 13,000 antenna sites in the United States.





Information Concerning Forward-Looking Statements

Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in the company's business. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the company's Securities and Exchange Commission filings. The company wishes to caution readers that certain important factors may have affected and could in the future affect the company's actual results and could cause the company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the company. With respect to proposed acquisitions, a number of factors including without limitation ongoing due diligence, third party consents and the lack of definitive documentation will affect the timing of consummation or whether such acquisitions are ever consummated (of which there can be no assurance). With respect to pending new tower build projects, a number of factors will affect the timing and number of new build completions, including without limitation zoning difficulty, carrier design changes, changing local market conditions and weather. The company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.